PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated September 27, 2005)	File No. 333-128377

18,188,889 Shares

World Heart Corporation

Common Stock

This prospectus supplement relates to the resale of up to 18,188,889 common shares (or interests therein as described under “Plan of Distribution”) of World Heart Corporation, incorporated under the laws of Canada, that the selling shareholders or their transferees may dispose of from time to time.  The selling shareholders include those holders named in the table entitled “selling shareholders.”  The common shares being offered by this prospectus were previously issued to the selling shareholders in unregistered sales of the securities.

In the United States, our common shares trade on the Nasdaq National Market (“NASDAQ”) under the listing symbol “WHRT.”  In Canada, our common shares trade on the Toronto Stock Exchange (“TSX”) under the listing symbol “WHT.”  On October 20, 2006, the last reported sale price for the common shares was U.S.$0.54 on NASDAQ and Cdn$0.61 on the TSX.

We will not receive any proceeds in connection with the common shares disposed of by the selling shareholders or their transferees.

The selling shareholders will pay all brokerage fees and commissions and similar expenses.  We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

An investment in common shares involves a high degree of risk.  Before purchasing any common shares, you should consider carefully the risks described under “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the prospectus or the documents incorporated by reference herein or therein.  Any representation to the contrary is a criminal offense.

You should read this prospectus supplement in conjunction with the prospectus dated September 27, 2005 and the prospectus supplement dated January 11, 2006, and this prospectus supplement is qualified in its entirety by reference to those documents, except to the extent that the information in this prospectus supplement supersedes the information contained there.  The prospectus is to be delivered with this prospectus supplement.

You should rely on the information contained in this prospectus supplement and the prospectus to which we have referred you.  We have not authorized anyone to provide you with information that is different. This prospectus supplement and the prospectus may be used only where it is legal to sell these securities.  The information in this document may only be accurate as of the date of this prospectus supplement and the prospectus, respectively.  Information contained in our web site does not constitute part of this prospectus.

The date of this prospectus supplement is, October 23, 2006.

The prospectus is hereby amended and supplemented to include in the table under the caption “Selling Shareholders” beginning on page 12 of the prospectus the information regarding the selling shareholders listed below.  This information was furnished to us on behalf of the selling shareholders by MedQuest Products, Inc. (now known as MQP Dissolution, Inc.) in connection with its final distribution of our common shares to its shareholders as of the date of this prospectus supplement. Except as described below, the selling shareholders have sole voting and investment power over the common shares listed in the table.

Name	Number of shares of common stock beneficially owned prior to the offering		Number of shares of common stock that may be sold hereby(1)		Percentage of ownership before the offering	Number of shares of common stock beneficially owned after the offering(2)

Maverick Venture Management, LLC (3)	16,007,033	(4)	16,007,033	(4)	28.9%	0
James W. Long	363,709		363,709		*	0
Pratap Khanwilkar	297,555		297,555		*	0
Scott Miles	190,020		190,020		*	0
Gill Bearnson	118,644		118,644		*	0
Gordon Jacobs	107,545		107,545		*	0
Barbara Madsen	106,926		106,926		*	0
Jeffrey Geisler	68,466		68,466		*	0
Steven Borst	30,597		30,597		*	0
Robert Malone	19,637		19,637		*	0
Jeffery Juretich	14,888		14,888		*	0
Roderick Young	12,086		12,086		*	0
Kenneth Stoddard	9,195		9,195		*	0
John Brady Kirk	8,576		8,576		*	0
Karl Nelson	8,376		8,376		*	0
Staci Poppleton	7,663		7,663		*	0
Kent Beck	7,649		7,649		*	0
James Malmstrom	7,649		7,649		*	0
Dale Richards	7,492		7,492		*	0
Gregory Burns	7,116		7,116		*	0
Robert Eisert	6,428		6,428		*	0
LaNila Shields	6,414		6,414		*	0
Paul Diegel	5,487		5,487		*	0
Mary Campos	5,286		5,286		*	0
Don B. Olsen	5,256		5,256		*	0
Kevin Gillars	5,071		5,071		*	0
S. Fazal Mohammad	5,022		5,022		*	0
Bruce Allred	4,940		4,940		*	0
George Pantalos	4,696		4,696		*	0
Holly Imes Stark	4,632		4,632		*	0
David DeGraw	4,601		4,601		*	0
David Angerbauer	3,060		3,060		*	0
Zafiris Zafirelis	2,511		2,511		*	0

Name	Number of shares of common stock beneficially owned prior to the offering	Number of shares of common stock that may be sold hereby(1)	Percentage of ownership before the offering	Number of shares of common stock beneficially owned after the offering(2)

Sean McDonald	2,310	2,310	*	0
John W. Holfert	2,219	2,219	*	0
Marvin Hitesman	2,031	2,031	*	0
Brenda Berrett	1,538	1,538	*	0
James Duncan	1,529	1,529	*	0
Jean Bonnell	1,424	1,424	*	0
James Antaki	1,218	1,218	*	0
Benjamin Vance	1,147	1,147	*	0
Carol Rice	994	994	*	0
Brad Paden	932	932	*	0
Michele Richards	918	918	*	0
Dinesh Patel	838	838	*	0
Shellie Durrant	688	688	*	0
Lowana Finch	688	688	*	0
Jerry Moore	688	688	*	0
Jarmilla Janatova	688	688	*	0
Trent Perry	574	574	*	0
Richard Jessee	545	545	*	0
Timothy Martin	418	418	*	0
Richard Fries	418	418	*	0
Phil Triolo	418	418	*	0
Larry Church	418	418	*	0
Janice Piasecki	418	418	*	0
Dave Paden	418	418	*	0
Steven Perrins	182	182	*	0
Matt Rager	182	182	*	0
Joseph Orme	182	182	*	0
Jeff Gibbs	182	182	*	0
Scott Simon	96	96	*	0
Michael Enslow	96	96	*	0
Melanie Harris	96	96	*	0
Jeremy Thueson	96	96	*	0
Thomas Meyers	36	36	*	0
Kerry Judd	19	19	*	0
Brett Belliston	19	19	*	0

*        Less than 1%

(1)                The maximum aggregate number of additional shares that may be sold under this prospectus is 18,188,889 shares.  Selling shareholders will be permitted to sell any such shares under the prospectus.

(2)                Assumes the sale of all such shares offered hereby.

(3)                The natural person having voting and investment control over the shares is Kevin R. Compton.

(4)                Includes 8,888,889 shares of common stock issued to Maverick in connection with a private placement and an additional 7,118,144 shares of common stock issued in connection with a distribution of shares by MedQuest.